200 Connell Drive
Berkeley Heights, NJ 07922

Genta Updates Late-Stage Progress of its Phase 3 Trial of Genasense® in Advanced Melanoma

Final DMB Safety Review and Futility Analysis Next Month

BERKELEY HEIGHTS, NJ – April 29, 2009 – Genta Incorporated (OTCBB:  GNTA) has announced a final progress update on the Company’s Phase 3 trial of Genasense® (oblimersen sodium) Injection, Genta’s lead oncology product, in patients with advanced melanoma.  The trial recently completed accrual, and final data on progression-free survival (PFS) – a co-primary endpoint in this trial -- are anticipated in the Fall of 2009.

AGENDA is a Phase 3, randomized, double-blind, placebo-controlled trial that is intended to support global registration of Genasense for patients with advanced melanoma.  The study is designed to confirm certain safety and efficacy results from Genta’s prior randomized trial of Genasense combined with dacarbazine (DTIC) in patients who have not previously received chemotherapy and who are identified by a biomarker (low-normal levels of lactate dehydrogenase [LDH]).   The co-primary endpoints of AGENDA are PFS and overall survival.

Overall, 315 patients were registered in the AGENDA trial.  A total of 79 sites in 12 countries were opened in Europe, the U.S., Canada, and Australia.  As shown in the table below, preliminary information on patient characteristics and safety findings in the patients accrued to AGENDA are similar to those in the biomarker-defined population that was accrued in the previous Phase 3 trial of Genasense, known as GM301.  The data from GM301 (see second table below) were used to establish projections for anticipated outcomes in AGENDA.  A critical assumption for the validity of such projections is that the patient characteristics in the two trials would be similar.

Demographic Comparison of Demographic Data from Both Trials

Demographic Factor	GM301 (low-normal LDH) N=274	AGENDA N=315
Age, median (years)	60	58
Gender (M/F) (%)	64/36	62/38
Disease site(s): (%)
Skin, soft tissue, lymph nodes	22	24
Liver metastases	21	25
Other visceral metastases	57	51

“One of the great advantages of AGENDA is the extensive dataset that underpins the assumptions that we have used in our statistical analysis plan”, said Dr. Loretta M. Itri, Genta’s President, Pharmaceutical Development, and Chief Medical Officer.  “The statistical assumptions in AGENDA were derived from a large sample that comprised 274 patients from our completed trial, GM301.  Descriptive data about patients who are as yet not identified as to treatment assignment in AGENDA also show good congruence with the low-normal LDH population in GM301 for the number and timing of progression events, which are key components in the PFS co-primary endpoint that will be announced this Fall.  The Data Monitoring Board will convene in May 2009 for its final review of safety and futility analysis, and we look forward to that meeting.  We remain grateful for the support from our investigators and patients for the timely completion of this critically important trial.”

About AGENDA

AGENDA is a global Phase 3, randomized, double-blind trial in patients with advanced melanoma.  The study is designed to confirm certain safety and efficacy results from an antecedent randomized trial of Genasense combined with dacarbazine (DTIC) in patients who have not previously received chemotherapy (GM301).  AGENDA employs a biomarker to define those patients who derived maximum clinical benefit during the preceding study.  These patients are characterized by low-normal levels of LDH (lactate dehydrogenase), a tumor-derived enzyme that is readily detected in blood.  Analysis of those efficacy outcomes in GM301, which were observed in 274 patients, showed the following results:

Efficacy Outcomes from Completed Trial GM301 in Patients with Low-Normal LDH

Endpoint	Genasense/DTIC	DTIC	Hazard Ratio	P
Overall response	20.8%	7.2%		0.002
Durable response	10.7%	2.4%		0.007
Progression-free survival, median	3.6 mos.	1.6 mos.	0.58	< 0.0001
Overall survival, median	12.3 mos.	9.9 mos.	0.64	0.0009

A scientific article that describes efficacy and safety results from GM301 can be accessed at: http://www.jco.org/cgi/content/abstract/JCO.2006.06.0483v1.

About Genasense

Genasense inhibits production of Bcl-2, a protein made by cancer cells that is thought to block chemotherapy-induced apoptosis (programmed cell death).  By reducing the amount of Bcl-2 in cancer cells, Genasense may enhance the effectiveness of current anticancer treatment.  Genta is pursuing a broad clinical development program with Genasense evaluating its potential to treat various forms of cancer.

About Genta

Genta Incorporated is a biopharmaceutical company with a diversified product portfolio that is focused on delivering innovative products for the treatment of patients with cancer.  Two major programs anchor the Company’s research platform: DNA/RNA-based Medicines and Small Molecules. Genasense® (oblimersen sodium) Injection is the Company's lead compound from its DNA/RNA Medicines program.  The leading drug in Genta’s Small Molecule program is Ganite® (gallium nitrate injection), which the Company is exclusively marketing in the U.S. for treatment of symptomatic patients with cancer related hypercalcemia that is resistant to hydration.  The Company has developed G4544, an oral formulation of the active ingredient in Ganite, which has recently entered clinical trials as a potential treatment for diseases associated with accelerated bone loss.  The Company is also developing tesetaxel, a novel, orally absorbed, semi-synthetic taxane that is in the same class of drugs as paclitaxel and docetaxel.  Ganite and Genasense are available on a “named-patient” basis in countries outside the United States.  For more information about Genta, please visit our website at: www.genta.com.

Safe Harbor

This press release may contain forward-looking statements with respect to business conducted by Genta Incorporated. By their nature, forward-looking statements and forecasts involve risks and uncertainties because they relate to events and depend on circumstances that will occur in the future.  Such forward-looking statements include those that express plan, anticipation, intent, contingency, goals, targets, or future developments and/or otherwise are not statements of historical fact.  The words “potentially”, “anticipate”, “could”, “calls for”, and similar expressions also identify forward-looking statements.  The Company does not undertake to update any forward-looking statements.  Factors that could affect actual results include, without limitation, risks associated with:

•	the Company’s ability to obtain marketing and reimbursement approvals for its products from the U.S. Food and Drug Administration (“FDA”) and other regulatory or governmental authorities;
•	the safety and efficacy of the Company’s products or product candidates;
•	the Company’s assessment of its clinical trials;
•	the commencement and completion of clinical trials;
•	the Company’s ability to develop, manufacture, license and sell its products or product candidates;
•	the Company’s ability to enter into and successfully execute and maintain license and collaborative agreements;
•
the adequacy of the Company’s capital resources and cash flow projections, the Company’s ability to obtain sufficient financing to maintain the Company’s planned operations, or the Company’s risk of bankruptcy;

•	the adequacy of the Company’s patents and proprietary rights;
•	the impact of litigation that has been brought against the Company; and
•	the other risks described under Certain Risks and Uncertainties Related to the Company’s Business, as contained in the Company’s Annual Report on Form 10-K and Quarterly Report on Form 10-Q.

There are a number of factors that could cause actual results and developments to differ materially.  For a discussion of those risks and uncertainties, please see the Company's Annual Report on Form 10-K for 2008 and its most recent quarterly report on Form 10-Q.

SOURCE: Genta Incorporated

CONTACT:
Genta Investor Relations
info@genta.com